For Release: 4:30 PM ET For More Information:

Wednesday, January 28, 2004 Julie S. Ryland, (205) 326-8421

INCREASED PRICES, PRODUCTION DRIVE 53% JUMP IN ENERGEN'S 2003 EPS

Additional Oil Hedges Further Strengthen 2004 Prospects

2005 Earnings Guidance Initiated at $3.50-$3.70/Diluted Share

Birmingham, Alabama - Energen Corporation (NYSE: EGN) today reported that it achieved record 2003 earnings of $110.7 million, or $3.10 cents per diluted share. For the year ended December 31, 2003, Energen's earnings per diluted share (EPS) increased 53 percent over prior-year earnings of $68.6 million, or $2.03 per diluted share. This significant rise in EPS largely reflects the impact of higher prices for the natural gas, oil and natural gas liquids (NGL) production of Energen's oil and gas acquisition and development subsidiary, Energen Resources Corporation, as well as the impact of a 15 percent increase in production from continuing operations.

Rising prices facilitated Energen Resources' ability to hedge a significant portion of its flowing production at prices greater than those in the previous year; the higher price environment also had a positive impact on the prices applicable to its unhedged volumes. In addition, Energen Resources' production from continuing operations increased 11 billion cubic feet equivalent (Bcfe) to 85.4 Bcfe largely due to a full year's production from the 2002 acquisition of Permian Basin properties, a new gas project in the Permian Basin, the company's successful coalbed methane down-spacing program, and San Juan Basin acquisitions made earlier this year.

"What a tremendous year for Energen and our shareholders!" said Mike Warren, Energen's chairman and chief executive officer. "Not only did Energen have terrific financial results, we achieved record production and our proved reserves at yearend totaled almost 1.4 trillion cubic feet equivalent, another new record. When we first implemented our aggressive, diversified growth strategy in October of 1995, Energen common stock was trading at $10.88 on a split-adjusted basis. Energen common stock closed the 2003 year at $41.03, having generated a one-year total return to shareholders of 44 percent," Warren said. "Since October 1995, Energen's common stock has generated a total shareholder return of 392 percent, for an annualized compound growth rate of more than 20 percent.

"Energen has come a long way. We've invested a lot of capital in producing oil and gas properties. We've enhanced the profitability of these properties through development well drilling, recompletions, pay-adds and operational enhancements. We've maintained a disciplined approach to purchasing properties. We've worked very hard to minimize the risks inherent in the oil and gas business; in particular, we have been aggressive hedgers as we have sought to minimize the risk associated with volatile energy prices," Warren said.

"As we move beyond 2003, we plan to continue to do all of these things, and we are very excited about the potential Energen has for continued growth in 2004 and 2005. We've added some more oil hedges in the last week or so, giving us even greater confidence that our earnings in 2004 will range from $3.10-$3.30 per diluted share. We believe this range holds true even without the 4th quarter property acquisition(s) we have budgeted to occur in 2004," Warren said. (See detailed discussion of key underlying assumptions and earnings sensitivities to changes in commodity prices beginning on page 5).

"Furthermore, in conjunction with our announcement today of outstanding 2003 financial results, we are initiating earnings guidance for 2005 with a range of $3.50-$3.70 per diluted share," Warren said. "At present, we are virtually unhedged in 2005. Our pricing assumptions for our unhedged volumes are $5.25 per thousand cubic feet (Mcf) for natural gas, $28 per barrel for oil, and 46.5 cents per gallon for NGL. Planned property acquisitions account for approximately 35 cents per diluted share of 2005 earnings; therefore, even without the planned acquisitions, the potential is very good for 2005 earnings of $3.15-$3.35 per diluted share, at our assumed commodity price levels. (See detailed discussion of key underlying assumptions beginning on page 9).

"These are exciting times for Energen," Warren said. "Our just-completed 2003 was a remarkable year. And 2004 and 2005 offer tremendous potential for a company like Energen - a company with an outstanding track record of success, a commitment to maintaining our disciplined oil and gas acquisition and development strategy, and a fundamental focus on minimizing risk as we seek to generate 7-8 percent annual growth in earnings, on average, over every rolling five-year period."

RESULTS OF 2003

Energen's 2003 income from continuing operations before the cumulative effect of a change in accounting principle totaled $110.3 million, or $3.09 per diluted share. This compared with prior-year income from continuing operations before the cumulative effect of a change in accounting principle of $70.4 million, or $2.08 per diluted share. Prior-year results included a $5.7 million, or 17 cents per diluted share, non-cash benefit from the company's previous hedge position with Enron Corporation and $14.2 million, or 42 cents per diluted share, of nonconventional fuels tax credits. The ability to generate new credits ended at the end of 2002.

Discontinued operations in the 2003 reflected a gain of $0.4 million as compared with a gain of $0.5 million in 2002. The current-year gain reflected income from discontinued operations partially offset by a net loss on property transactions that included the write-down and subsequent sale of properties being held for sale and net gains on property sales.

A change in accounting principle associated with estimating future costs of plugging and abandoning wells resulted in a cumulative effect impact in 2002 of $2.2 million, or 7 cents per diluted share.

Energen Resources

Energen Resources' 2003 income from continuing operations before the cumulative effect of a change in accounting principle totaled $78.5 million. This compared with prior-year results of $43.0 million. The prior-period results included the non-cash benefit associated with the company's previous hedge position with Enron and the $14.2 million of nonconventional fuels tax credits.

The company's average realized sales price for its natural gas production increased 34 percent to $4.25 per Mcf, while the average sales price of oil rose approximately 6 percent to $25.56 per barrel, and the average sales price of NGL production rose 28 percent to $16.32 per barrel (39 cents per gallon). Average realized sales prices reflect the impact of all hedges and basis differentials and are not NYMEX-equivalent prices.

Energen Resources' production from continuing operations in 2003 totaled 85.4 Bcfe as compared with 74.4 Bcfe in the prior year. Natural gas production increased 20 percent to 55.4 Bcf; oil production increased 13 percent to 3.4 million barrels (MMBbl); and NGL production fell 7 percent to 1.6 MMBbl (66.6 million gallons, or MMgal).

Energen Resources' 2003 per-unit lease operating expense increased 11 cents to $1.12 per Mcfe largely due to a 28 percent increase in per-unit production taxes resulting from higher commodity prices. Per-unit DD&A expense from oil and gas activities totaled 92 cents per Mcfe in 2003, up 3 cents from the prior year.

Alagasco

Alagasco's natural gas distribution operations earned net income of $33.0 million in 2003 as compared with net income of $27.6 million in the same period last year. This increase in earnings reflects the utility's ability to earn on a higher level of equity representing investment in utility plant. Alagasco's return on average equity at the end of December 2003 was 13.5 percent and compared with a prior-year return of 12.3 percent.

4TH QUARTER RESULTS

For the 3 months ended December 31, 2003, Energen earned net income of $20.8 million, or 57 cents per diluted share. This compares with $19.1 million, or 55 cents per diluted share, in the same period a year ago. Nonconventional fuels tax credits in the prior-year quarter were $3.8 million, or 11 cents per diluted share.

Income from continuing operations in the 4th quarter of 2003 totaled $21.0 million, or 58 cents per diluted share, and compared with $18.5 million, or 53 cents per diluted share, in the same period a year ago. Discontinued operations in the 4th quarter of 2003 generated a net loss of $0.2 million, or 1 cent per diluted share, as compared with income of $0.6 million, or 2 cents per diluted share, in the same period last year.

Energen Resources

Energen Resources' income from continuing operations in the 4th quarter of 2003 totaled $16.4 million as compared with $14.6 million in the same period last year.

The company's average realized sales price for its natural gas production in the 4th quarter of 2003 increased 16 percent over the same period last year to $4.12 per Mcf, while the average sales price of oil fell 3 percent to $25.32 per barrel and the average sales price of NGL production rose 14 percent to $17.16 per barrel (41 cents per gallon).

Energen Resources' 4th quarter 2003 production from continuing operations totaled 21.6 Bcfe as compared with 19.8 Bcfe in the same period a year ago. Natural gas production increased 16 percent to 14.0 Bcf; oil production increased 4 percent to 872,200 barrels; and NGL production decreased 12 percent to 407,700 barrels (17.1 MMgal).

Energen Resources' LOE per unit of production in the 4th quarter of 2003 totaled $1.24 per Mcfe as compared with $1.19 per Mcfe in the same period last year; this increase was due to higher per-unit production taxes. Energen Resources' per-unit DD&A expense for oil and gas activities was 90 cents per Mcfe in the 4th quarter of 2003 as compared with 85 cents per Mcfe in the prior-year 4th quarter.

Alagasco

In the 4th quarter of 2003, Alagasco earned net income of $5.2 million as compared with net income of $3.8 million in the same period last year. This 37 percent increase in earnings partially reflects the utility's ability to earn on a higher level of equity representing investment in utility plant. It also reflects the impact of timing differences between quarters as it relates to revenue recovery under the utility's rate-setting mechanism.

2004 EARNINGS GUIDANCE

Energen has continued to capitalize on the strength of recent oil commodity prices by entering into additional hedges for 2004. Through Energen Resources, Energen has hedged an additional 444,000 barrels of oil production at a NYMEX-equivalent price of $30.53 per barrel. "While these hedges have not prompted a change in Energen's earnings guidance for 2004, they certainly help position 2004 earnings much closer to the upper end of our range of $3.10 to $3.30 per diluted share," said Energen's Warren.

A key assumption underlying Energen's 2004 earnings guidance is that NYMEX-equivalent commodity prices applicable to Energen Resources' unhedged natural gas and oil volumes in 2004 will average $5 per Mcf (excepting January, which closed at a NYMEX price of $6.15 per Mcf) and $27 per barrel, respectively, and that the NGL price will average 45 cents per gallon. Realized prices for natural gas and oil will be less than the NYMEX-equivalent price due to basis differentials, and realized NGL prices will be less due to transportation and fractionation charges of approximately 7 cents per gallon.

"Also embedded in our earnings guidance is the assumption that we will successfully invest some $200 million late in the 4th quarter for one or more property acquisitions, thereby contributing some 6 cents per diluted share to 2004 earnings," Warren said. "Even without such acquisition spending, we believe Energen can achieve earnings in 2004 within our range of guidance."

2004 Hedge Position

Energen Resources' total natural gas hedge position for 2004 is approximately 44.6 Bcf, or some 80 percent of its estimated 2004 natural gas production of 55.6 Bcf, hedged at an average NYMEX-equivalent price of approximately $4.95 per Mcf. The hedges include some 17.4 Bcf of contracts at an average NYMEX price of approximately $4.91 and 2.4 Bcf of NYMEX collars with a floor of $4.05 per Mcf and a ceiling of $4.44 per Mcf. Energen Resources' natural gas hedge position also includes approximately 19.3 Bcf of San Juan Basin-specific contracts at an average NYMEX-equivalent price of some $4.92 per Mcf and some 5.5 Bcf of Permian Basin-specific contracts at an average NYMEX-equivalent price of approximately $5.42 per Mcf.

Energen Resources' total 2004 oil hedge position now stands at approximately 2.9 MMBbl, or some 87 percent of its estimated 2004 production of approximately 3.3 MMBbl, at an average NYMEX-equivalent price of approximately $29.09 per barrel. Energen Resources also has hedges in place for 37.2 MMgal of NGL, or 55 percent of its estimated production of approximately 67 MMgal, at an average price of approximately 41.2 cents per gallon.

Realized prices for Energen Resources' production associated with NYMEX contracts and collars as well as for unhedged production will reflect the negative impact of basis differentials. Energen Resources estimates that the most significant of these differentials in 2004 will equal approximately 79 cents per Mcf for San Juan Basin gas, 35 cents per Mcf for Permian Basin gas and approximately $2.80 per barrel for Permian Basin sour oil. For that production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price, regardless of basis differentials. In the discussion above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources' assumed basis differentials.

As with commodity prices, basis differentials can be volatile, and Energen seeks to minimize the risk associated with such volatility through the use of basin-specific contracts and basis hedges. The following tables outline Energen Resources' estimated 2004 production by region, the percent of that production that has been hedged, and the percent of production that remains exposed to basis differentials.

2004 Estimated Production, Hedges, Basis Differential Exposure by Region

(excluding acquisitions)
San Juan Basin
	Production	Production Hedged	% of Production Exposed to Basis Differentials
Gas (Bcf)	21.0	92%	8%
Oil (MMBbl)	0.1	75%	n/a*
NGL (MMgal)	50.7	73%	--

* Sweet oil basis differential deemed immaterial
Permian Basin
	Production	Production Hedged	% of Production Exposed to Basis Differentials
Gas (Bcf)	7.7	76%	28%
Oil (MMBbl)	3.1	89%	27%*
NGL (MMgal)	15.7	--	--

* Sour oil exposure estimated to be 700,000 barrels; sweet oil basis differential deemed immaterial
Black Warrior Basin
	Production	Production Hedged	Basis Differential Protection
Gas (Bcf)	16.5	72%	n/a*

* Basis differential deemed immaterial
Other
	Production	Production Hedged	Basis Differential Exposure
Gas (Bcf)	8.4	90%	n/a*
Oil (MMBbl)	0.1	--	n/a*

* Basis differential deemed immaterial

Energen Resources' total production in 2004 is estimated to total approximately 85 Bcfe, broken out as follows:

  Natural gas: 55.6 Bcf, including 1.9 Bcf from unidentified acquisitions

  Oil: 3.3 MMBbl

  NGL: 67.1 MMgal, including 0.7 MMgal from unidentified acquisitions.

Earnings Sensitivities to Commodity Price Changes

The largest influences on Energen's financial results are the commodity prices applicable to the company's unhedged production. Given Energen Resources' current hedge position for 2004 and assuming prices (as outlined above) for its unhedged production (excluding volumes from unidentified acquisitions), Energen's earnings' sensitivities to commodity price changes are as follows:

Relative to the company's unhedged volumes in 2004 (excluding production from unidentified acquisitions):

  Every 10-cent change in the average NYMEX price of gas from $5 per Mcf is estimated to have a net income impact of approximately $300,000 (0.8 cents per diluted share).

  Every $1 change in the average NYMEX price of oil from $27 per barrel is estimated to have a net income impact of approximately $155,000 (0.4 cents per diluted share).

  Every 1-cent change in average price of NGL from 45 cents per gallon is estimated to have a net income impact of approximately $130,000 (0.4 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Earnings Guidance and Hedge Position by Quarter

Energen estimates that, on a quarterly basis in 2004, its earnings will range from $1.60-$1.65 per diluted share in the 1st quarter; from 50-55 cents per diluted share in the 2nd quarter; from 25-30 cents per diluted share in the 3rd quarter; and from 75-80 cents per diluted share in the 4th quarter. Approximately 7.5 Bcf equivalent of hedges applicable to 2004 production do not qualify as cash flow hedges under SFAS 133, and the mark-to-market treatment of these hedges could affect quarterly results (annual earnings would not be affected). Diluted average shares outstanding in 2004 are estimated to be 36.4 million per quarter.

The following tables reflect Energen's quarterly production estimates, hedge positions, pricing assumptions for unhedged production and earnings sensitivities to 10-cent per Mcf, $1 per barrel and 1-cent per gallon changes in the assumed prices for unhedged natural gas, oil and NGL production, respectively, in the quarter.

1st Quarter 2004
	Natural Gas	Oil	NGL
Production (estimated)	13.4 Bcf	800 MBbl	16.3 MMgal
Hedge position (%)	85%	85%	57%
Average hedge price	$5.17/Mcf +@	$28.50/barrel +@	$0.41/gallon
Assumed Price (unhedged production)	$5.75/Mcf +*	$28.64/barrel +	$0.45/gallon
Earnings sensitivities:	Per $0.10/Mcf Change from Assumed Price	Per $1/barrel Change from Assumed Price	Per $0.01/gallon Change From Assumed Price
Net income	$30,000	$40,000	$30,000
EPS (diluted)	0.1 cents	0.1 cents	0.1 cents

+ NYMEX equivalent

@Incorporates known basis differential(s) for January 2004

* For February and March

2nd Quarter 2004
	Natural Gas	Oil	NGL
Production (estimated)	13.3 Bcf	815 MBbl	16.3 MMgal
Hedge position (%)	84%	92%	57%
Average hedge price	$4.87/Mcf +	$28.92/barrel +	$0.41/gallon
Assumed Price (unhedged production)	$4.75/Mcf +	$27.65/barrel +	$0.45/gallon
Earnings sensitivities:	Per $0.10/Mcf Change from Assumed Price	Per $1/barrel Change from Assumed Price	Per $0.01/gallon Change From Assumed Price
Net income	$80,000	$15,000	$30,000
EPS (diluted)	0.2 cents	0.0 cents	0.1 cents

+ NYMEX equivalent

3rd Quarter 2004
	Natural Gas	Oil	NGL
Production (estimated)	13.4 Bcf	815 MBbl	16.6 MMgal
Hedge position (%)	83%	89%	56%
Average hedge price	$4.87/Mcf +	$29.48/barrel +	$0.41/gallon
Assumed Price (unhedged production)	$4.60/Mcf +	$26.20/barrel +	$0.45/gallon
Earnings sensitivities:	Per $0.10/Mcf Change from Assumed Price	Per $1/barrel Change from Assumed Price	Per $0.01/gallon Change From Assumed Price
Net income	$90,000	$30,000	$35,000
EPS (diluted)	0.2 cents	0.1 cents	0.1 cents

+ NYMEX equivalent

4th Quarter 2004
	Natural Gas	Oil	NGL
Production (estimated, exc. acq.)	13.6 Bcf	855 MBbl	17.1 MMgal
Hedge position (%)	81%	83%	54%
Average hedge price	$4.88/Mcf +	$29.43/barrel +	$0.41/gallon
Assumed Price (unhedged production)	$4.90/Mcf +	$25.52/barrel +	$0.45/gallon
Earnings sensitivities: (exc. acq.)	Per $0.10/Mcf Change from Assumed Price	Per $1/barrel Change from Assumed Price	Per $0.01/gallon Change From Assumed Price
Net income	$100,000	$70,000	$35,000
EPS (diluted)	0.3 cents	0.2 cents	0.1 cents

+ NYMEX equivalent

2005 EARNINGS GUIDANCE

With only 7 Bcf of natural gas hedges currently in place for 2005 and the prospects good for robust prices for natural gas and oil in 2005, Energen is initiating earnings guidance for 2005 with a range of $3.50-$3.70 per diluted share. This guidance assumes that prices applicable to Energen's unhedged production will average $5.25 per Mcf for gas, $28 per barrel for oil, and 46.5 cents per gallon for NGL.

In addition to commodity prices, Energen's earnings in 2005 will be influenced significantly by the timing and magnitude of potential property acquisitions. Energen's present capital spending plans calls for $200 million to be invested in property acquisitions in both the 4th quarter of 2004 and the 4th quarter of 2005. These planned property acquisitions represent some $13 million of Energen's estimated 2005 earnings guidance.

"There are several key unknowns associated with Energen's 2005 earnings prospects," said Energen's Warren. "What will commodity prices in 2005 be relative to 2004? How will Energen's ultimate hedge position for 2005 compare with our hedge position for 2004? Will we acquire properties that meet our investment criteria?

"The signs all seem to be pointing toward a continuation of average annual commodity prices in the range of $5-$6 per Mcf for natural gas and $25-$30 per barrel for oil," Warren said. "The demand for natural gas is there and is outpacing the nation's current ability to increase production sufficient to meet fully the increasing demand."

"The average NYMEX-equivalent price of Energen's natural gas hedges in 2004 is $4.95 per Mcf," he noted. "The potential clearly exists for us to improve on that average price in 2005.

"As for property acquisitions, they are at the heart of Energen Resources' business. Buying and developing domestic onshore properties is what we do. Being in the acquisition marketplace is an ongoing activity for us. Energy industry history and Energen's acquisition track record both give us confidence that we will have the opportunity to pursue acquisitions that meet our investment criteria and that we will be successful in acquiring some of these properties," Warren said.

"We recognize that the timing of acquisitions may not occur exactly as we'd like, but we will not make an imprudent acquisition merely to meet an arbitrary timetable. So, while we strive for year-over-year earnings growth, our long-term objective is to generate a 7-8 percent EPS growth rate over the rolling five-year period.

"Yes, there are unknowns associated with 2005 at this point in time," Warren said. "But we believe the potential is very good for continued earnings growth in 2005 and that Energen's track record of success will continue."

Timely acquisitions of the magnitude discussed above could be expected to generate approximately 15 Bcfe of production in 2005, for total estimated production of approximately 97 Bcfe. Natural gas production from existing properties is estimated to decline some 5 percent in 2005 to 51 Bcf; oil production from existing properties is expected to increase slightly to 3.5 MMBbl; and NGL production from existing properties is estimated to decline slightly to 1.5 MMBbl (63 MMgal) in 2005.

Other key assumptions used in developing Energen's 2005 earnings guidance include:

  No additional equity.

  Alagasco's earning a return on average equity of 13.15-13.65 percent on average equity of approximately $270 million.

  A DD&A rate at Energen Resources of approximately $1.03 cents per Mcfe and LOE (including production taxes) of approximately $1.27 per Mcfe.

  Capital spending at Energen Resources of approximately $200 million for property acquisitions, some $20 million for development associated with the potential 2004 and 2005 acquisitions, and approximately $50 million for development of existing properties; and capital spending at Alagasco of approximately $55 million.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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